UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive Proxy Statement.

☒	Definitive Additional Materials.

☐	Soliciting Material Pursuant to §240.14a-12.

WALTER INVESTMENT MANAGEMENT CORP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

WALTER INVESTMENT MANAGEMENT CORP.

3000 Bayport Drive, Suite 1100

Tampa, Florida 33607

AMENDED NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 3, 2013

TO THE STOCKHOLDERS OF WALTER INVESTMENT MANAGEMENT CORP.:

NOTICE IS HEREBY GIVEN that the 2013 Annual Meeting of the Stockholders of Walter Investment Management Corp., a Maryland corporation (the “Company”), will be held at the Grand Hyatt Tampa Bay, 2900 Bayport Drive, Tampa, Florida on Friday, May 3, 2013, at 10:00 a.m. local time, to consider and act on the following matters:

1.	Election of the three Class I director nominees identified in the accompanying proxy statement to serve as members of the Board of Directors until their terms expire in 2016;

2.	An advisory vote to approve 2012 executive compensation;

3.	Amend and Restate the Walter Investment Management Corp. 2011 Omnibus Incentive Plan to increase the number of authorized shares by 2,265,000 shares, to provide flexibility in allocating shares among particular types of awards, and to allow for liberal share counting;

4.	Amend the Charter to cause REIT-related provisions to only apply if the Company should qualify as a REIT in the future;

5.	Amend the Charter to provide various ministerial revisions deleting obsolete provisions and updating information included in the Charter;

6.	Amend the Charter to provide the Board of Directors with the power to fill vacancies on the Board for the remainder of the full term;

7.	Amend the Charter to revise the indemnification provisions to eliminate procedural impediments to the advancement of expense and to clarify coverage;

8.	Amend the Charter to provide changes to Articles Sixth, Seventh, and Eighth to incorporate provisions of our existing Articles Supplementary and to provide clarifications consistent with Maryland General Corporation Law;

9.	Ratification and appointment of Ernst & Young LLP as the Company’s independent registered certified public accounting firm for the 2013 fiscal year; and

10.	Such other business as may properly come before the meeting or adjournment thereof.

Only stockholders of record at the close of business on March 25, 2013 are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournments thereof. Each stockholder is requested to execute and date the enclosed proxy and to return it without delay in the enclosed postage-paid envelope, or vote by internet or telephone as instructed on the proxy card, even though he or she presently may intend to attend the Annual Meeting. Any stockholder present at the Annual Meeting may withdraw his or her proxy and vote in person on each matter brought before the Annual Meeting.

By Order of the Board of Directors

/s/ Stuart D. Boyd Stuart D. Boyd
Secretary

Tampa, Florida

April 26, 2013

WALTER INVESTMENT MANAGEMENT CORP.

3000 Bayport Drive, Suite 1100

Tampa, Florida 33607

SUPPLEMENT

TO

PROXY STATEMENT

2013 ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 3, 2013

INTRODUCTION

Walter Investment Management Corp. is providing this proxy supplement, dated April 26, 2013 (“Supplement”) in connection with the solicitation by the Board of Directors of Walter Investment Management Corp., a Maryland corporation (the “Company”), of proxies to be voted at the 2013 Annual Meeting of Stockholders to be held on Friday, May 3, 2013, at 10:00 a.m., local time (the “Annual Meeting”), and at any adjournment thereof. The Annual Meeting will be held at the Grand Hyatt Tampa Bay, 2900 Bayport Drive, Tampa, Florida.

This Supplement and the Amended Notice of 2013 Annual Meeting of Stockholders supplement the proxy statement (“Proxy Statement”) and Notice of 2013 Annual Meeting of Stockholders, each dated April 3, 2013, previously furnished to our stockholders in connection with the solicitation of proxies for use at the Annual Meeting. The Supplement is being furnished to (a) amend Proposal 3 in the Proxy Statement, (b) provide updated information regarding outstanding equity compensation awards disclosed in the Equity Plan Compensation Information table on page 62 of the Proxy Statement, and (c) to revise the “Range of 2013 MIP Payouts” table on page 46 of the Proxy Statement.

In the Proxy Statement we asked our stockholders to vote on Proposal 3 to approve an amendment to our 2011 Omnibus Incentive Plan (the “Plan”) to (a) increase the number of authorized shares of common stock reserved for issuance under the Plan by 2,465,000 to a total of 5,227,925 shares, (b) eliminate existing restrictions on the number of shares of certain types of awards that may be made under the Plan, and (c) add a provision that would permit (but not require) liberal share counting. Proposal 3 is being amended to reduce the proposed increase in the number of authorized shares of common stock reserved for issuance under the Plan from 2,465,000 shares to 2,265,000 shares. This would result in a total of 5,027,925 shares available for issuance under the Plan. The provisions of Proposal 3 related to eliminating existing restrictions and permitting liberal share counting would remain unchanged.

Except as described above as it relates to Proposal 3 and the revision on page 46, this Supplement does not modify, amend, supplement or otherwise affect any matter presented for consideration in the Proxy Statement.

You may vote on all proposals contained in the Proxy Statement and this Supplement by submitting the proxy card enclosed with the Proxy Statement, or by submitting a proxy via the Internet or by telephone, in each case following the procedures on your proxy card. If you have already voted and do not submit a new proxy, your previously submitted proxy will be voted at the Annual Meeting in the same manner as you voted for Proposal 3 on that proxy; in other words, if you previously voted FOR Proposal 3 your vote will be deemed to be a vote FOR the amended Proposal 3 and if you voted AGAINST Proposal 3 your vote will be deemed to be a vote AGAINST the amended Proposal 3. With respect to all other proposals, your prior proxy will be voted in the manner as you voted for such proposals on that proxy. Stockholders are urged to complete, date, and sign the form of proxy and return it promptly in the envelope provided, or vote by internet or telephone as instructed on the form of proxy.

PROPOSAL 3

APPROVAL OF AMENDMENTS TO

THE WALTER INVESTMENT MANAGEMENT CORP.

2011 OMNIBUS INCENTIVE PLAN

In 2011, our Board of Directors adopted and our stockholders approved the 2011 Omnibus Incentive Plan (the “Omnibus Plan” or the “Plan”) which amended and restated our 2009 Long-Term Incentive Plan. The Omnibus Plan was adopted to allow us and our subsidiaries to: attract and retain qualified employees, officers, and non-employee directors; to provide incentives, reward performance, and promote loyalty; and to align the interests of our employees, officers, and directors with those of our stockholders. Based on revisions suggested by the Compensation Committee’s independent executive compensation consultant, our Compensation Committee has approved and recommended to our Board of Directors that certain amendments be made to the Plan. Our Board of Directors has approved these amendments and directed that the Omnibus Plan, as amended and restated, be submitted to our stockholders for approval. The material changes to be effected by amending our Omnibus Plan are to (a) increase the number of our authorized shares of common stock reserved for issuance under the Plan by 2,265,000 shares to a total of 5,027,925 shares, (b) eliminate existing restrictions on the number of shares of certain types of awards that may be made under the Plan, and (c) add a provision that would permit (but not require) liberal share counting.

The material features of our amended and restated Omnibus Plan are summarized below. If our stockholders do not approve our amended and restated Omnibus Plan, the amendments will not become effective and our Omnibus Plan will continue to be in effect without amendment.

Increase in the number of shares available for issuance under the Plan.

When the Omnibus Plan was approved by our stockholders in May 2011, a total of 4,986,395 shares of common stock were approved for issuance under the Plan. Since that time, the Company has acquired, or is in the process of acquiring, three businesses, as well as three additional servicing or originations platforms, inclusive of platform employees, which have grown our business substantially. The most significant of these acquisitions, GTCS Holdings LLC (“Green Tree”), transformed our business. In making these acquisitions, our full-time employee population is expected to grow from 349 on December 31, 2010, just prior to the adoption of the Omnibus Plan, to between 6,000 and 7,500 in 2013.

As the number of our employees and the complexity of our business have increased, so has the need for management personnel who we believe are most able to directly affect stockholder value. In fact, the addition of high quality managers has been a key factor in the acquisitions made by the Company in the past two years. In order to retain and motivate these managers in the same manner as the Company’s original management team, we have increased the number of employees eligible for equity awards from twenty (fifteen employees and five independent directors) prior to the approval of the Omnibus Plan, to over eighty (approximately seventy-five employees and seven independent directors) as of December 31, 2012. This represents more than a four-fold increase in eligible participants under our Omnibus Plan since the Plan was adopted; and we expect this number to increase as we continue to expand our business.

While growth of the business was expected at the time that the Plan was adopted, the degree and the rate of growth, which reflect an unexpectedly high number of opportunities to acquire both businesses and mortgage servicing rights in a relatively short period of time, was not foreseen. In order to keep pace with this growth, approximately 2,226,000 of the 4,986,395 shares initially available under the Omnibus Plan, or nearly 45% of the available shares, have been awarded, leaving only approximately 2,760,000 shares for the remaining eight years of the Plan term.

It is the belief of the Compensation Committee that, given the Company’s current size and growth plans and our expected share burn rate, the number of shares remaining in the Plan will be insufficient to allow the Company to hire and retain quality management going forward. In response to that concern, the Compensation Committee retained Meridian Compensation Partners LLC (“Meridian”), an independent compensation consultant, to evaluate the Plan and to make its recommendations as to the appropriate size of the Plan given the Company’s current size, reasonably anticipated growth, and share burn rate. In conjunction with this evaluation, the Compensation Committee considered the following factors:

•	The transformation of the Company’s business model since the Omnibus Plan was approved in 2011;

•	The substantial increase in the number of employees that are eligible for equity grants since the Omnibus Plan was approved in 2011;

•

Potential changes to the mix of equity award grants from primarily stock options to a combination of stock options and performance shares or performance units to match a shift in the Company’s long-term business strategies;

•	The need for sufficient shares to attract and retain employees given the Company’s rapid growth rate; and

•	The dilution impact of additional share authorizations on current shareholders.

Increasing the size of the Plan’s share pool will mitigate against the likelihood that the Company will be unable to make equity grants at some time in the future. Equity grants are a critical component of our compensation program for key employees and an inability to provide such grants could impair our ability to hire and retain these employees. In developing our request for an increase in the number of available shares, the Company was mindful of the potentially dilutive impact on stockholders and thus, we are proposing a share pool that, in terms of size and expected duration, falls within industry practice.

Based on the foregoing, the Compensation Committee recommended that the Omnibus Plan be increased by 2,265,000 shares.

Elimination of restrictions on the total number of shares of any type of award that may be granted under the Plan.

The Omnibus Plan currently provides that only 25% of the shares available for award under the Plan may be made as Full Value Awards (i.e., Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and Other Stock-Based Awards as defined in the Plan). The remaining 75% of the awards are restricted to the award of Stock Options and Stock Appreciation Rights (“SARs”). When the Omnibus Plan was originally approved, the Board of Directors and the Compensation Committee believed that Stock Options and SARs align our management and directors with stockholders who value stock appreciation. However, the Compensation Committee has since determined that it is in the best interests of the Company to have the flexibility to grant to employees a range of equity vehicles. This flexibility in awarding equity grants is also consistent with current market practices. By offering a combination of awards, including Performance Shares and Performance Units, the Compensation Committee is not only able to align management with the interests of stockholders but also, better motivate and reward management performance. The Plan’s current emphasis on Stock Options and SARs puts the Company at a disadvantage with respect to its competition which can offer a greater variety of compensation packages to its current and prospective employees. Moreover, as compensation trends continue to evolve over time, it is believed that the Compensation Committee, with the advice of its independent compensation consultant, is in the best position to determine, year-over-year which is the best combination of compensation components to motivate and retain management rather than pre-ordained limitations which may become outdated or uncompetitive.

Therefore, in order to provide our Compensation Committee with maximum flexibility in meeting the challenges posed by an increasingly competitive market place for management talent in the Company’s sector, our Board of Directors is seeking stockholder approval to eliminate the current 25%/75% ratio of Full Value Shares to Options/SARs that may be awarded under the Plan.

Permit Liberal Share Counting.

The Plan currently provides in Sections 4.2(b) and (c) that shares tendered to pay the option price of an option granted under the Plan, or to satisfy tax withholding obligations associated with an award under the Plan, or any shares that were subject to an SAR but were not issued upon the exercise of such SAR shall not be available again for grant under the Plan. It is proposed that Sections 4.2(b) and (c) be amended to permit (but not require) that shares tendered for these purposes be available for grant at a future time. Such “liberal share counting” effectively extends the life of the share authorization pool without increasing the cost of the Plan.

A summary of the Omnibus Plan is contained within the Proxy Statement and a copy of the full text of the Plan is attached as Exhibit A to the Proxy Statement. Readers are urged to review the full text of the Plan carefully.

Supplemental Disclosure Concerning Proposal 3

The purpose of this Supplemental Disclosure is to update information regarding outstanding equity compensation awards disclosed in the Equity Plan Compensation Information table on page 62 of the Proxy Statement. Following the lapse of the restrictions on restricted stock units (“RSUs”) awarded to eight of our executives on January 4, 2010 and one of our executives on January 24, 2010, the number of shares subject to outstanding equity compensation awards and shares available for future grants under the Plan as of March 25, 2013 (the record date) are as follows:

•	1,955,799 options to purchase shares are outstanding, with a weighted average exercise price of $17.92 and a weighted average remaining term of 6.79 years.

•	616,426 restricted stock units are outstanding.

•	As a result, 2,762,925 shares were left available for issuance under the Plan.

Upon shareholder approval of Proposal 3, 5,027,925 shares will be available for grant under the Omnibus Plan.

The updated information provided above is consistent with the information described in the Proxy Statement, as updated to reflect RSU lapses in January, 2013. The complete text of the Plan has been filed with the SEC as Annex A to the Proxy Statement.

The Board of Directors unanimously recommends a vote

FOR Proposal 3.

REVISION TO THE “RANGE OF 2013 MIP PAYOUTS” TABLE ON PAGE 46

Due to a clerical error, the Target Payout Level Payouts for Charles Cauthen and Denmar Dixon set forth in the “Range of 2013 MIP Payouts” table should read 614,788 and 611,929, respectively.